Exhibit 10.3

SHARE DEPOSIT ESCROW AGREEMENT

AGREEMENT made as of this 6th day of May, 2006 by and between UNIVERSAL TANNING VENTURES INC (the “ISSUER”) a Delaware corporation with its principal place of business at 1800 2nd Street, Sarasota, Florida 34236, RHINO ISLAND CAPITAL, LTD. (the “PURCHASER”), a BVI International Business Company, the registered address of which is; 30 De Castro Street, Road Town Tortola, British Virgin Islands, and Madison Stock Transfer, Inc. (the “ESCROW AGENT”) with its principal place of business at 1688 East 16th Street, Brooklyn, Suite #7, New York 11229.

W I T N E S S E T H:

WHEREAS, the Issuer has entered into that certain Purchase Agreement (Exhibit “A”), with the Purchaser, a BVI International Business Company, the registered address of which is; 30 De Castro Street, Road Town Tortola, British Virgin Islands, for the purchase of up to thirty five million (35,000,000) shares of the common shares of the Issuer; and

WHEREAS, as a condition and essential term of the Purchase Agreement, the Issuer has agreed to cause the issuance of thirty five million (35,000,000) shares of its $.0001 par value par value common stock, in advance of and in anticipation of the take down thru purchase of the shares by Rhino Island Capital, Ltd.; and

WHEREAS, the shares issued shall be delivered to the Escrow Agent, upon execution of this agreement; and

WHEREAS, said shares shall be delivered to the Purchaser only pursuant to the Terms and conditions of the Purchase Agreement, attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1.	Delivery of Shares. The Issuer, pursuant to the terms and conditions set forth herein, delivers to the Escrow Agent, thirty five million (35,000,000) shares of its fully paid, nonassable common shares. Said shares shall be released to the Purchaser by the Escrow Agent only in accordance with the provisions of Section 4.1, below.

2.	Establishment of the Escrow Account.

2.1.	The Escrow Agent shall hold all shares in escrow for the Issuer and the Purchaser, or Purchaser’s assigns. The placement of the shares into the escrow account is to provide for the immediate delivery of the shares upon the take down of shares by Purchaser pursuant to the Purchase Agreement.

3.	Additional Deposits to the Escrow Account.

3.1.	From time to time, the Escrow Agent may receive additional shares into the Escrow Account, as agreed to between Issuer and Purchaser, but subject to the terms and conditions of this Share Deposit Escrow Agreement.

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4.	Disbursement from the Escrow Account.

4.1.	The Escrow Agent shall release the shares deposited by the Issuer with the Escrow Agent as provided in Section 1, above, as follows:

(a)	The Escrow Agent shall disburse and deliver to the Purchaser the number of shares purchased as set forth in the Purchase Notice. The shares shall be deducted from the 35,000,000 share certificate being held in escrow. The Escrow Agent is irrevocably instructed to deliver the said number of shares upon receipt by it of an executed Purchase Notice and evidence of payment of the purchase price as provided for in Exhibit A. Evidence of payment for said shares shall be conclusive upon receipt by Escrow Agent of the “wire transfer” form, properly executed by the Purchaser’s sending banking institution.

(b)	At such time as the Escrow Agent receives the last “Purchase Notice” this agreement shall be terminated.

5.	Rights, Duties and Responsibilities of Escrow Agent. It is understood and agreed that the duties of the Escrow Agent are purely ministerial in nature, and that:

5.1.	The Escrow Agent shall notify the Issuer, upon request from the Issuer, the balance of the Escrow Shares which have been deposited.

5.2.	The Escrow Agent shall not be responsible for or be required to enforce any of the terms or conditions of any agreement between the Issuer and the Purchaser or any other party nor shall the Escrow Agent be responsible for the performance by the Issuer or the Purchaser of their respective obligations under this Agreement or Exhibit A.

5.3.	The Escrow Agent shall be entitled to rely upon the accuracy, act in reliance upon the contents, and assume the genuineness of any notice, instruction, certificate, signature, instrument or other document which is given to the Escrow Agent pursuant to this Agreement without the necessity of the Escrow Agency verifying the truth or accuracy thereof. The Escrow Agent shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any person purporting to give any such notice or instructions or to execute any such certificate, instrument or other document.

5.4.	If the Escrow Agent is uncertain as to its duties or rights hereunder or shall receive instructions with respect to the deposited Shares, which, in its sole determination, are in conflict either with other instructions received by it, with any provision of this Agreement, or in real or potential conflict, from any act or requested act, with any applicable law, rule or regulation, it shall be entitled to hold the deposited Shares pending the resolution of such uncertainty to the Escrow Agent’s sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise; or the Escrow Agent, at its sole option, may deposit the deposited Shares with the Clerk of a court of competent jurisdiction in a proceeding to which all parties in interest are joined, including

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but not limited to an action for interpleader. Upon the deposit by the Escrow Agent of the Shares with the Clerk of any court, the Escrow Agent shall be relieved of all further obligations and released from all liability hereunder.

5.5.	The Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct or gross negligence. The Escrow Agent shall be entitled to consult with counsel of its own choosing and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

5.6.	The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the deposited Shares or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the Shares or any part thereof.

6.	Amendment; Resignation. This Agreement may be altered or amended only with the written consent of the Issuer and the Escrow Agent. The Escrow Agent may resign for any reason upon fifteen (15) business days’ written notice to the Issuer. Should the Escrow Agent resign as herein provided, it shall not be required to accept any deposit, make any disbursement or otherwise dispose of the Shares, but its only duty shall be to hold the deposited Shares for a period of not more than five (5) business days following the effective date of such resignation, at which time the successor escrow agent shall have been appointed and written notice thereof (including the name and address of such successor escrow agent) shall have been given to the resigning Escrow Agent by the Issuer and such successor escrow agent, then the resigning Escrow Agent shall deliver over to the successor escrow agent the Shares, less any portion thereof previously delivered in accordance with this Agreement. The Escrow Agent shall be relieved of all further obligations and released from all liability under this Agreement. Without limiting the provisions of Section 8 hereof, the resigning Escrow Agent shall be entitled to be reimbursed by the Issuer for any expenses incurred in connection with its resignation, transfer of the Shares to a successor escrow agent or distribution of the Shares pursuant to this Section 6.

7.	Representations and Warranties. The Issuer hereby represents and warrants to the Escrow Agent that:

7.1.	No party other than the parties hereto and the prospective purchasers have, or shall have, any lien, claim or security interest in the Escrow Shares or any part thereof.

7.2.	No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Shares or any part thereof.

8.	Fees and Expenses. The Escrow Agent shall $200 plus $25 for the issuance of each individual share certificate pursuant the Agreement. Additionally, the Company agrees to reimburse the Escrow Agent for any reasonable expenses incurred in connection with any litigation costs arising out of this Agreement, including, but not limited to, reasonable counsel fees.

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9.	Indemnification and Contribution.

9.1.	The Issuer and the Purchaser, jointly and severally, agree to indemnify the Escrow Agent and its officers, directors, employees, agents and shareholders (collectively referred to as the “Indemnities”) against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable counsel fees, which the Indemnities may suffer or incur by reason of any action, including but not limited to interpleader, claim or proceeding brought against the Indemnities arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates, unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of the Indemnities.

9.2.	If the indemnification provided for in Section 9.1 is applicable, but for any reason is held to be unenforceable, the Indemnitor(s) shall contribute such amounts as are just and equitable to pay, or to reimburse the Indemnities for, the aggregate of any and all losses, liabilities, costs, damages and expenses, including counsel fees, actually incurred by the Indemnities as a result of or in connection with, and any amount paid in settlement of, any action, claim or proceeding arising out of or relating in any way to any actions or omissions of the Indemnitor(s).

9.3.	The provisions of this Article 9 shall survive any termination of this Agreement, whether by disbursement of the Shares, resignation of the Escrow Agent or otherwise.

10.	Governing Law and Assignment. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida, unless the Escrow Agent shall be a party to any action and then this Agreement Shall be governed under the laws of the State of New York, venue to be found in the County of Nassau or the Eastern or Southern Districts of New York, and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that any assignment or transfer by any party of its rights under this Agreement or with respect to the Escrow Shares shall be void as against the Escrow Agent unless (a) written notice thereof shall be given to the Escrow Agent; and (b) the Escrow Agent shall have consented in writing to such assignment or transfer.

11.	Notices. All notices required to be given in connection with this Agreement shall be sent by registered or certified mail, return receipt requested, or by hand delivery with receipt acknowledged, or by the Express Mail service offered by the United States Postal Service or other guaranteed overnight delivery service, and addressed, if to the Issuer, at its respective address set forth herein and if to the Escrow Agent, at its address set forth above.

12.	Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

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13.	Execution in Several Counterparts. This Agreement may be executed in several counterparts or by separate instruments, and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

14.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (written or oral) of the parties in connection therewith.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

As to the Issuer:
UNIVERSAL TANNING VENTURES, INC.

By:	/s/ Glen Woods
GLEN WOODS, Its President

As to Purchaser:
RHINO ISLAND CAPITAL, LTD

By:	/s/ John Mattera
John Mattera, Its President

As to the Escrow Agent:
MADISON STOCK TRANSFER, INC.

By:	/s/ Mike Ajzerman
Mike Ajzerman, Its President